UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2014 (January 31, 2014)

GENESCO INC.
(Exact Name of Registrant as Specified in Charter)

Tennessee	1-3083	62-0211340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Murfreesboro Road Nashville, Tennessee	37217-2895
(Address of Principal Executive Offices)	(Zip Code)

(615) 367-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On January 31, 2014, Genesco Inc. (the "Company") entered into a Third Amended and Restated Credit Agreement (the "Credit Facility") by and among the Company, certain subsidiaries of the Company party thereto, as other borrowers, the lenders party thereto and Bank of America, N.A., as agent (the "Agent"). The Credit Facility effectively replaces the Company’s previous $405.0 million revolving credit facility.

The material terms of the Credit Facility are as follows:

Availability
The Credit Facility is a revolving credit facility in the aggregate principal amount of $400.0 million, including a $70 million sublimit for the issuance of letters of credit and a domestic swingline subfacility of up to $40.0 million, a revolving credit subfacility for the benefit of GCO Canada Inc. in an aggregate amount not to exceed $25.0 million, which includes a $5.0 million sublimit for the issuance of letters of credit, and a revolving credit subfacility for the benefit of Genesco (UK) Limited in an aggregate amount not to exceed $50.0 million, which includes a $10.0 million sublimit for the issuance of letters of credit and a swingline subfacility of up to $10.0 million. The facility has a five-year term. Any swingline loans and any letters of credit and borrowings under the Canadian and U.K. facilities will reduce the availability under the Credit Facility on a dollar-for-dollar basis.

The Company has the option, from time to time, to increase the availability under the Credit Facility by an aggregate amount of up to $150.0 million subject to, among other things, the receipt of commitments for the increased amount. In connection with this increased facility, the Canadian revolving credit facility may be increased up to no more than $40.0 million.

Genesco (UK) Limited has a one-time option to increase the availability of its subfacility under the Credit Facility by an additional amount of up to $50.0 million.

The aggregate amount of the loans made and letters of credit issued under the Credit Facility shall at no time exceed the lesser of the facility amount ($400.0 million or, if increased as described above, up to $550.0 million or $600.0 million, respectively) or the "Borrowing Base", which generally is based on 90% of eligible inventory plus 85% of eligible wholesale receivables (50% of eligible wholesale receivables of the Lids Team Sports business) plus 90% of eligible credit card and debit card receivables less applicable reserves (the "Loan Cap"). The relevant assets of Genesco (UK) Limited will be included in the Borrowing Base if the additional $50.0 million sublimit increase is exercised, provided that amounts borrowed by Genesco (UK) Limited based solely on its own borrowing base will be limited to $50.0 million and the total outstanding to Genesco (UK) Limited will not exceed 30% of the Loan Cap.

The Credit Facility also provides that a first-in, last-out tranche could be added to the revolving credit facility at the option of the Company subject to, among other things, the receipt of commitments for such tranche.

Collateral
The loans and other obligations under the Credit Facility are secured by a perfected first priority lien and security interest in all tangible and intangible assets and excludes real estate and leaseholds of the Company and certain subsidiaries of the Company, including a pledge of 65% of the Company’s interest in Genesco (UK) Limited. The assets of Genesco (UK) Limited will not be pledged as collateral unless the additional $50.0 million sublimit increase is exercised and once pledged, will only serve to secure the obligations of GCO Canada Inc. and Genesco (UK) Limited and their respective subsidiaries.

Interest and Fees
The Company’s borrowings under the Credit Facility bear interest at varying rates that, at the Company’s option, can be based on:

Domestic Facility

•
(a) LIBOR plus the applicable margin (based on average Excess Availability during the prior quarter) or (b) the domestic Base Rate (defined as the higher of (i) the Bank of America prime rate, (ii) the federal funds rate plus 0.50% or (iii) LIBOR for an interest period of thirty days plus 1.0%) plus the applicable margin.

Canadian Sub-Facility

•
for loans made in Canadian dollars, (a) the bankers’ acceptances ("BA") rate plus the applicable margin or (b) the Canadian Prime Rate (defined as the highest of the (i) Bank of America Canadian prime rate, (ii) the Bank of America (Canada branch) overnight rate plus 0.50%, and (iii) the BA rate for a one month interest period plus 1.0%) plus the applicable margin.

•
for loans made in U.S. dollars, (a) LIBOR plus the applicable margin or (b) the U.S. Index Rate (defined as the highest of the (i) Bank of America (Canada branch) U.S. dollar base rate, (ii) the federal funds rate plus 0.50%, and (iii) LIBOR for an interest period of thirty days plus 1.0%) plus the applicable margin.

UK Sub-Facility

•	LIBOR plus the applicable margin.

Swingline Loans

•	Domestic swingline loans - domestic Base Rate plus the applicable margin.

•	UK swingline loans - UK Base Rate (being the "base rate" of the local Bank of America branch in the jurisdiction of the currency chosen) plus the applicable margin.

The initial applicable margin for domestic Base Rate loans, U.S. Index rate loans and Canadian Prime Rate loans is 0.50%, and the initial applicable margin for LIBOR loans, BA equivalent loans and UK swingline loans is 1.50%. Thereafter, the applicable margin will be subject to adjustment based on "Excess Availability" for the prior quarter. The term "Excess Availability" means, as of any given date, the excess (if any) of the Loan Cap over the outstanding credit extensions under the Credit Facility.

Interest on the Company’s borrowings is payable monthly in arrears for domestic Base Rate loans (including domestic swingline loans), U.S. Index rate loans, Canadian Prime Rate loans and UK swingline loans and at the end of each interest rate period (but not less often than quarterly) for LIBOR loans and BA equivalent loans.

The Company is also required to pay a commitment fee on the actual daily unused portions of the Credit Facility at a rate of 0.25% per annum.

Currency
Loans to GCO Canada Inc. may be made in U.S. dollars or Canadian dollars. Loans to Genesco (UK) Limited may be made in U.S. dollars, Euros, Pounds Sterling or any other freely transferable currencies approved by the Agent and applicable lenders.

Certain Covenants
The Company is not required to comply with any financial covenants unless Excess Availability is less than the greater of $25.0 million or 10% of the Loan Cap. If and during such time as Excess Availability is less than the greater of $25.0 million or 10% of the Loan Cap, the Credit Facility requires the Company to meet a minimum fixed charge coverage ratio of (a) an amount equal to consolidated EBITDA less capital expenditures and taxes paid in cash, in each case for such period, to (b) fixed charges for such period, of not less than 1.0:1.0.

The Credit Facility also permits the Company to incur up to $500.0 million of senior debt provided that certain terms and conditions are met.

In addition, the Credit Facility contains certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, loans and investments, acquisitions, dividends and other restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments or material amendments of other indebtedness and other matters customarily restricted in such agreements.

Cash Dominion
The Credit Facility also contains cash dominion provisions that apply in the event that the Company’s Excess Availability is less than the greater of $30.0 million or 12.5% of the Loan Cap or there is an event of default under the Credit Facility.

Events of Default
The Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts and to agreements which would have a material adverse effect if breached, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts and change in control.

Certain of the lenders under the Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement constituting the Credit Facility, which is attached hereto as Exhibit 10.1.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information under Item 1.01 above is incorporated by reference hereunder.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number    Description

10.1
third Amended and Restated Credit Agreement, dated as of January 31, 2014, by and among Genesco Inc., certain subsidiaries of Genesco Inc. party thereto, as Other Domestic Borrowers, GCO Canada Inc., Genesco (UK) Limited, the lenders party thereto and Bank of America, N.A., as Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesco Inc.

By:    /s/ Roger G. Sisson
Name:    Roger G. Sisson
Title:    Senior Vice President,
Secretary and General Counsel
 Date: February 5, 2014

EXHIBIT INDEX
No.                Exhibit

10.1
Third Amended and Restated Credit Agreement, dated as of January 31, 2014, by and among Genesco Inc., certain subsidiaries of Genesco Inc. party thereto, as Other Domestic Borrowers, GCO Canada Inc., Genesco (UK) Limited, the lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent.